Investor Relations and Media Contact:
Berry Allen
(847) 653-7375
Taylor Capital Group Reports Net Income of
$14.2 Million for the Third Quarter of 2013

Posts 10% Commercial Loan Growth for the Quarter
Net Interest Margin Increases 25 Basis Points

CHICAGO, IL - October 17, 2013 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the third quarter of 2013.

Net income for the third quarter was $14.2 million, compared to $15.6 million for the second quarter of 2013. Net income applicable to common stockholders for the quarter was $10.6 million, or $0.34 per diluted share, compared to $11.8 million, or $0.39 per diluted share, for the second quarter of 2013. The results for the third quarter included $2.0 million of expenses, pre-tax, relating to various corporate initiatives, including the previously announced pending merger with MB Financial, Inc. The following table compares selected financial information for the periods indicated:

(dollars in thousands)	3Q13	2Q13	Change from 2Q13 to 3Q13	3Q12	Change from 3Q12 to 3Q13
Total commercial loans (period end)	$3,290,407	$3,000,249	9.7%	$2,671,101	23.2%
Average total deposits	$3,829,183	$3,690,246	3.8%	$3,275,358	16.9%
Net interest income	$46,027	$41,082	12.0%	$37,196	23.7%
Net interest margin	3.41%	3.16%	0.25%	3.22%	0.19%
Mortgage banking revenue	$25,148	$38,533	(34.7)%	$40,676	(38.2)%
Loan loss provision	$300	$700	(57.1)%	$900	(66.7)%

"Our results for the third quarter of 2013 continue to validate our strategy of diversification and core line of business focus,” said Mark A. Hoppe, President and Chief Executive Officer of the Company. “Our banking segment achieved strong results across many areas highlighted by robust 10% quarter-over-quarter growth in commercial loans and a broad expansion in net interest margin. Credit costs continued to be low this quarter, despite an increase in nonperforming loans that was the result of two relationships where we expect outcomes consistent with what we have experienced recently from our disciplined credit resolution process.  The commercial loan growth, with substantial contributions from all of our lending groups, reflects both new customer relationships and increased activity by existing customers and is our sixth quarter in a row of commercial loan growth. Moreover, the loan growth, combined with improving yields on the investment portfolio and reduced funding costs, drove a solid 25 basis point improvement in our net interest margin.”

“While our results for the quarter were impacted by the slowdown in mortgage refinancing, our mortgage segment continued on its path of becoming a full service mortgage banking operation as it began servicing loans this quarter on its in-house platform based out of Wilmington, Ohio,” Hoppe commented. “It is worth noting that despite the recent dramatic interest rate swings, our mortgage team has more than doubled its mortgage origination activity for home purchases since the first quarter of 2013 to over $1 billion this quarter highlighting a shift in mix from refinancing. Amid the uncertainty of the near term outlook for mortgage refinancing, we have developed a diverse and adaptive mortgage business with 30 retail locations, originations in 44 states and a mortgage servicing book over $16 billion.”

Hoppe continued, “In July we announced the signing of a definitive merger agreement with MB Financial, Inc. to create the Chicago area’s premier commercial bank. We are excited about the opportunities this merger presents to all of our stakeholders. In the interim, we remain focused on serving our clients and executing our strategic priorities. Our third quarter results continue to reflect the value of our diversified model and the contributions of our dedicated bankers.”

THIRD QUARTER 2013 HIGHLIGHTS - COMPARISON TO SECOND QUARTER 2013

•	Net interest income was $46.0 million for the third quarter of 2013, up $4.9 million, or 12.0%, from the second quarter of 2013

•	Mortgage banking revenue was $25.1 million for the third quarter of 2013, down $13.4 million, or 34.7%, from the second quarter of 2013

•	Mortgages for home purchases increased to 63% of total originations for the third quarter of 2013

•	Net interest margin on a tax equivalent basis increased by 25 basis points to 3.41% for the third quarter of 2013 from 3.16% for the second quarter of 2013

•	Total commercial loans grew $290.2 million, or 9.7%, from June 30, 2013

•	In July, the Company repurchased $26.2 million of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, in a privately negotiated transaction

•	As of September 30, 2013, the Company’s Tier I Risk Based Capital ratio was 12.89%, its Total Risk Based Capital ratio was 14.15% and its Tier I Capital to Average Assets leverage ratio was 10.30%

•	Return on Average Common Equity was 11.69% for the third quarter of 2013 as compared to 12.66% for the second quarter of 2013

Credit quality indicators as compared to the second quarter of 2013

•	Nonperforming loans were $86.0 million and 2.37% of total loans at September 30, 2013, compared to $69.5 million and 2.11% of total loans at June 30, 2013

•	At September 30, 2013, commercial criticized and classified loans(1) totaled $151.7 million, up from $134.2 million at June 30, 2013

•	The allowance for loan losses as a percent of nonperforming loans was 98.80% at September 30, 2013, compared to 120.19% at June 30, 2013

•	Credit costs(2) were a negative $536,000 for the third quarter of 2013, compared to a negative $498,000 for the second quarter of 2013

THIRD QUARTER 2013 - COMPARISON TO THIRD QUARTER 2012

•	Net interest income increased to $46.0 million for the third quarter of 2013, up $8.8 million, or 23.7%, from the third quarter of 2012

•	Net interest margin on a tax equivalent basis increased by 19 basis points to 3.41% for the third quarter of 2013 from 3.22% for the third quarter of 2012

•	Pre-tax, pre-provision operating earnings(3) decreased to $23.1 million for the third quarter of 2013, down $9.8 million, or 29.8%, as compared to the third quarter of 2012

•	Total commercial loans increased to $3.29 billion at September 30, 2013, up $619.3 million, or 23.2%, from September 30, 2012

•	Core deposits grew to $2.75 billion at September 30, 2013, up $307.4 million, or 12.6%, from September 30, 2012

•	Return on Average Common Equity was 11.69% for the third quarter of 2013 as compared to 17.62% for the third quarter of 2012

THIRD QUARTER 2013 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to Second Quarter 2013

Net income for the third quarter of 2013 was $14.2 million, compared to $15.6 million for the second quarter of 2013, a decrease of 9.0%. Net income applicable to common stockholders for the third quarter of 2013 was $10.6 million, compared to $11.8 million for the second quarter of 2013.

Income before income taxes was $23.7 million for the third quarter of 2013, compared to $26.2 million for the second quarter of 2013, a decrease of 9.5%. The decrease was primarily due to a $13.4 million decline in mortgage banking revenue partially offset by a $5.4 million decline in early extinguishment of debt expense and a $4.9 million increase in net interest income. The decrease in mortgage banking revenue was due to an industry-wide slowdown in mortgage refinancing from the robust pace achieved over the prior few quarters and gain on sale margin compression.

Pre-tax, pre-provision operating earnings totaled $23.1 million for the third quarter of 2013, compared to $31.1 million for the second quarter of 2013, a decrease of 25.7%. The decrease was primarily due to a $13.4 million decline in mortgage banking revenue, partially offset by a $4.9 million increase in net interest income.

Revenue(4)

Revenue totaled $78.4 million for the third quarter of 2013, compared to $87.2 million for the second quarter of 2013, a decrease of 10.1%.

Net interest income was $46.0 million for the third quarter of 2013, as compared to $41.1 million for the second quarter of 2013. The increase was primarily due to growth in commercial loan balances, higher municipal bond yields within the tax-exempt investment portfolio and lower cost of interest bearing liabilities, primarily as a result of the prepayment of $37.5 million of the Company’s 8% subordinated notes in June 2013 and even with growth in overall interest-bearing deposits, the deposit interest expense decreased due to a 15 basis point reduction in the cost of deposits. The overall tax equivalent net interest margin increased 25 basis points, from 3.16% for the second quarter of 2013 to 3.41% for the third quarter of 2013 due to commercial loan growth, higher yields on both the investment portfolio and loans held for sale, lower funding costs and one-time interest recoveries of approximately 6 basis points.
Noninterest income, excluding investment security gains and losses, was $32.4 million for the third quarter of 2013, compared to $46.1 million for the second quarter of 2013, a decrease of 29.7%.  The decrease was primarily due to a $13.4 million decrease in mortgage banking revenue due to a slowdown in mortgage refinancing and lower gain on sale margins. Total mortgage originations were $1.60 billion in the third quarter of 2013 down 14.8% from the second quarter. Approximately 63% of the Company’s mortgage originations in the third quarter of 2013 were for home purchases as compared to 38% in the second quarter, highlighting the decline in refinance activity and the growth in purchase activity.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $55.4 million for the third quarter of 2013, compared to $56.1 million for the second quarter of 2013. The decrease of $711,000, or 1.3%, was primarily the result of a $4.6 million decrease in performance-based incentives attributable to the decline in mortgage banking revenue, partially offset by a $2.4 million increase in employee salaries and benefits. Salary expense increased as employees were added at Cole Taylor Mortgage to establish its in-house servicing platform in Wilmington. Certain expenses at Cole Taylor Mortgage are variable in nature and will likely change with loan production volume in the future. In addition, Cole Taylor Mortgage continuously evaluates its staffing levels relative to expected loan production. Besides employee salaries and benefits expense, legal fees also increased mainly due to the proposed merger with MB Financial and other strategic corporate initiatives.

Results of Operations - Comparisons to Third Quarter 2012

Net income for the third quarter of 2013 was $14.2 million, compared to $16.7 million for the third quarter of 2012, a decrease of 15.0%. Net income applicable to common stockholders for the third quarter of 2013 was $10.6 million, compared to $15.0 million for the third quarter of 2012.

Income before income taxes was $23.7 million for the third quarter of 2013, compared to $27.6 million for the third quarter of 2012, a decrease of 14.1%. The $3.9 million decrease was primarily due to a $15.5 million decline in mortgage banking revenue partially offset by a $8.8 million increase in net interest income. The decline in mortgage banking revenue was primarily due to lower gain on sale margins for mortgage originations from the elevated levels seen in the second half of 2012. The decline in mortgage origination income was partially offset by an increase in servicing revenue. The Company has grown mortgage servicing as part of its strategy to build a complete mortgage operation with diverse revenue sources.

Pre-tax, pre-provision operating earnings totaled $23.1 million for the third quarter of 2013, as compared to $32.8 million in the third quarter of 2012, a decrease of 29.6%, primarily due to the previously mentioned decline in mortgage banking revenue.

Revenue

Revenue totaled $78.4 million for the third quarter of 2013, compared to $84.4 million in the third quarter of 2012, a decrease of 7.1%.

Net interest income was $46.0 million for the third quarter of 2013, compared to $37.2 million for the third quarter of 2012, an increase of 23.7%. The increase was primarily due to growth in commercial loan balances, higher yields and growth in the investment portfolio, the repayment of the Bank’s $60.0 million of 10% subordinated notes in the third quarter of 2012 and of the Company’s $37.5 million of 8% subordinated notes in the second quarter of 2013 and lower deposit funding costs.

Noninterest income, excluding investment security gains and losses, was $32.4 million for the third quarter of 2013, compared to $47.3 million for the third quarter of 2012, a decrease of 31.5%. The decrease was primarily due to a $15.5 million decrease in mortgage banking revenue due to lower gain on sale margins for mortgage originations from the elevated margins seen in the second half of 2012, partially offset by an increase in mortgage servicing revenue. The increase in servicing revenue was the result of growth in the Company’s mortgage servicing rights (“MSR”) portfolio resulting from both purchased as well as self-originated MSR.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense and early extinguishment of debt expense, was $55.4 million for the third quarter of 2013, compared to $51.6 million in the third quarter of 2012, an increase of 7.4%. The net increase of $3.8 million was due to the combination of a $6.2 million increase in employee salary and benefit costs primarily due to headcount growth at Cole Taylor Mortgage, a $2.5 million increase in outside services primarily due to growth in mortgage servicing, a $1.3 million increase in other noninterest expense primarily due to mortgage volume-related costs, a $1.0 million increase in legal fees primarily related to the proposed merger with MB Financial, and a $457,000 increase in occupancy, furniture and equipment costs due to office expansion. Partially offsetting these increases was a $8.1 million decrease in performance-related incentive expense due to declines in mortgage banking revenue.

Credit Quality

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans were $151.7 million at September 30, 2013, up from $134.2 million at June 30, 2013 and $114.7 million at September 30, 2012. The increase in criticized and classified loans was largely attributable to two relationships migrating to nonaccrual status during the third quarter of 2013 partially offset by paydowns of several previously criticized and classified loans.

Nonperforming loans were $86.0 million at September 30, 2013, up from $69.5 million at June 30, 2013, and $62.1 million at September 30, 2012. The increase in nonperforming loans was due to the previously mentioned relationships moving to nonaccrual status in the third quarter of 2013.

Other real estate owned (“OREO”) and repossessed assets were $14.4 million at September 30, 2013, down from $19.8 million at June 30, 2013 and $28.9 million at September 30, 2012. The decrease in OREO assets was primarily due to sales as we continue to actively manage the resolution process.

Total nonperforming assets were $100.4 million at September 30, 2013, up from $89.3 million at June 30, 2013 and $91.0 million at September 30, 2012. Nonperforming assets to total assets were 1.67% at September 30, 2013, compared to 1.51% at June 30, 2013 and 1.77% at September 30, 2012.

Allowance and Provision for Loan Losses

The allowance for loan losses was $85.0 million at September 30, 2013 compared to $83.6 million at June 30, 2013 and $79.7 million at September 30, 2012 with the increase primarily due to growth in the loan portfolio. The allowance for loan losses as a percent of nonperforming loans was 98.80% at September 30, 2013, as compared to 120.19% at June 30, 2013 and 128.30% at September 30, 2012.

The provision for loan losses was $300,000 for the third quarter of 2013, compared to $700,000 for the second quarter of 2013 and $900,000 in the third quarter of 2012. The $300,000 loan loss provision in the third quarter of 2013 reflects an increase in the general reserve primarily due to loan growth, partially offset by net recoveries and a decrease in required specific reserves.

Balance Sheet

Assets

Total assets at September 30, 2013 were $6.01 billion, compared to $5.90 billion at June 30, 2013.

Investment securities were $1.42 billion at September 30, 2013, down slightly from $1.43 billion at June 30, 2013.

Loans held for sale were $498.3 million at September 30, 2013, a decrease of 28.2% from June 30, 2013. The decrease was primarily the result of a slowdown in mortgage refinance activity.

Net loans at September 30, 2013 were $3.54 billion, up $324.7 million from $3.22 billion at June 30, 2013. Commercial and Industrial loans were $1.90 billion at September 30, 2013, an increase of 11.4% from $1.71 billion at June 30, 2013. This increase was broadly distributed across the Company’s Chicago-based middle market lending, asset based lending and equipment financing groups. Commercial real estate secured loans were $1.11 billion at September 30, 2013, an increase of 7.5% from June 30, 2013. Consumer loans, which consist primarily of residential mortgages, were $348.4 million at September 30, 2013, up $37.2 million from June 30, 2013, as a portion of mortgage originations in the third quarter was retained in portfolio for investment purposes.

MSR increased $38.5 million in the third quarter to $184.2 million as of September 30, 2013. The unpaid principal balance of loans serviced was $16.43 billion as of September 30, 2013, up 29.0% from June 30, 2013. The Company invests in MSR and retains servicing on most mortgage loans originated as part of its strategy to diversify the revenue streams of Cole Taylor Mortgage.

Liabilities and Stockholders’ Equity

Total liabilities at September 30, 2013 were $5.47 billion, as compared to $5.34 billion at June 30, 2013.

Total deposits were $3.70 billion at September 30, 2013, compared to $3.69 billion at June 30, 2013. Total deposits increased in the third quarter, despite the end of a deposit relationship with an organization that provides financial services to the higher education industry, through growth in both interest-bearing demand and time deposits as part of the Company’s on-going deposit gathering efforts.

Average total deposits for the third quarter of 2013 increased to $3.83 billion from $3.69 billion in the second quarter of 2013, primarily due to growth in both interest-bearing demand and time deposits, partially offset by a decrease in noninterest-bearing deposits.

Short-term borrowings increased $136.8 million in the third quarter to $1.57 billion as of September 30, 2013, due to increased funding needs to support commercial loan growth.

Total stockholders’ equity decreased $15.6 million from $560.3 million at June 30, 2013, to $544.7 million at September 30, 2013, primarily due to the repurchase of $26.2 million of the Series B preferred in the third quarter. The decline was partially offset by retaining the net income available to common stockholders earned in the third quarter.

Capital

At September 30, 2013, the Company’s Tier I Risk Based Capital ratio was 12.89%, its Total Risk Based Capital ratio was 14.15% and its Tier I Capital to Average Assets leverage ratio was 10.30%.

Each of these Company ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Accompanying Financial Statements and Tables
This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Year-to-Date Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Summary of Quarterly Segment Financial Data

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $6.0 billion as of September 30, 2013. For more than 80 years, Cole Taylor Bank has been successfully meeting the banking needs of closely-held companies and the people who own and manage them by focusing on a relationship-based approach to business. Through its national businesses, Cole Taylor provides a full range of financial services, including asset based lending, commercial equipment financing, and residential mortgage lending.

Endnotes:
(1) Commercial criticized and classified loans are defined as special mention, substandard, and nonaccrual loans in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.
(2) Credit costs are defined as provision for loan losses plus nonperforming asset expense.
(3) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue and pre-tax, pre-provision operating earnings are provided in the attached tables.
(4) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•
The Agreement and Plan of Merger (the “Merger Agreement”) with MB Financial, Inc. (“MB”) may be terminated in accordance with its terms, and the merger contemplated thereby (the “Merger”) may not be completed.

•	Termination of the Merger Agreement could negatively impact us.

•	We will be subject to business uncertainties and contractual restrictions while the Merger is pending.

•
Two stockholder actions have been filed against us, our Board of Directors and MB challenging the Merger, and additional suits may be filed in the future. An adverse ruling in any of these lawsuits may prevent the Merger from being completed or from being completed within the expected timeframe.

•
The Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $20.0 million under limited circumstances relating to alternative acquisition proposals.

•	We may be materially and adversely affected by the highly regulated environment in which we operate.

•
Increasing dependence on our mortgage business may increase volatility in our consolidated revenues and earnings, and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•	Changes in interest rates may change the value of our mortgage servicing rights ("MSRs") portfolio, which may increase the volatility of our earnings.

•
Certain hedging strategies that we use to manage investment in MSR, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•	We are subject to interest rate risk, including interest rate fluctuations that could have a material adverse effect on us.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•	Our business is subject to the conditions of the economies in which we operate and continued weakness in those economies and the real estate markets may materially and adversely affect us.

•	Our business is subject to domestic and, to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•
The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•
We must manage credit risk and, if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	The repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense and have a material adverse effect on us.

•	Changes in certain ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, our sources of funds are limited.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent on outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•	We are subject to lending concentration risks.

•	We are subject to mortgage asset concentration risks.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•
Regulatory requirements, including rules recently adopted by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•
We have not paid a dividend on our common stock since the third quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 8, 2013, as updated by our quarterly reports on Form 10-Q, Current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger between MB Financial, Inc. (“MB Financial”) and Taylor Capital Group, Inc. (“Taylor Capital”), MB Financial has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). The registration statement includes a preliminary joint proxy statement of MB Financial and Taylor Capital that also constitutes a preliminary prospectus of MB Financial, which, when finalized, will be sent to the stockholders of MB Financial and Taylor Capital. Stockholders are advised to read the preliminary joint proxy statement/prospectus regarding the proposed merger, the definitive joint proxy statement/prospectus (when it becomes available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain, or will contain, as the case may be, important information about MB Financial, Taylor

Capital and the proposed transaction. Copies of all documents relating to the merger filed by MB Financial and Taylor Capital can be obtained free of charge from the SEC’s website at www.sec.gov. These documents also can be obtained free of charge by accessing MB Financial’s website at www.mbfinancial.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing Taylor Capital’s website at www.taylorcapitalgroup.com under the tab “SEC Filings” and then under “Documents.” Alternatively, these documents can be obtained free of charge from MB Financial upon written request to MB Financial, Inc., Secretary, 6111 North River Road, Rosemont, Illinois 60018 or by calling (847) 653-1992, or from Taylor Capital, upon written request to Taylor Capital Group, Inc., Investor Relations, 9550 West Higgins Road, Rosemont, Illinois 60018 or by calling (847) 653-7978.

Participants in this Transaction

MB Financial, Taylor Capital and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of MB Financial relating to its 2013 Annual Meeting of Stockholders filed with the SEC by MB Financial on April 12, 2013 and the definitive proxy statement of Taylor Capital relating to its 2013 Annual Meeting of Stockholders filed with the SEC on April 24, 2013. These definitive proxy statements can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants can be found in the joint proxy statement/prospectus regarding the proposed transaction, copies of which may also be obtained free of charge from the sources indicated above.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)	(Unaudited)
	September 30, 2013	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$122,407	$97,832	$166,385
Investment securities	1,420,906	1,434,326	1,267,757
Loans held for sale	498,276	693,937	938,379
Loans, net of allowance for loan losses of $85,013 at September 30, 2013, $83,576 at June 30, 2013 and $82,191 at December 31, 2012	3,543,645	3,218,972	3,086,112
Premises, leasehold improvements and equipment, net	25,391	23,941	16,062
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	74,342	79,726	74,950
Mortgage servicing rights	184,237	145,729	78,917
Other real estate and repossessed assets, net	14,389	19,794	24,259
Other assets	131,101	187,113	149,589
Total assets	$6,014,694	$5,901,370	$5,802,410

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,010,789	$1,138,839	$1,179,724
Interest-bearing	2,686,407	2,553,587	2,348,618
Total deposits	3,697,196	3,692,426	3,528,342
Accrued interest, taxes and other liabilities	120,521	133,208	131,473
Short-term borrowings	1,565,651	1,428,855	1,463,019
Long-term borrowings	—	—	—
Junior subordinated debentures	86,607	86,607	86,607
Subordinated notes, net	—	—	33,366
Total liabilities	5,469,975	5,341,096	5,242,807

Stockholders' equity:
Preferred stock, Series A	100,000	100,000	100,000
Preferred stock, Series B	78,927	104,745	103,813
Nonvoting preferred stock	13	13	13
Common stock	307	305	302
Surplus	417,202	416,420	412,391
Accumulated deficit	(27,518)	(38,104)	(63,537)
Accumulated other comprehensive income, net	5,373	6,480	36,206
Treasury stock	(29,585)	(29,585)	(29,585)
Total stockholders' equity	544,719	560,274	559,603
Total liabilities and stockholders' equity	$6,014,694	$5,901,370	$5,802,410

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended			For the Nine Months Ended
	Sep 30, 2013	Jun 30, 2013	Sep 30, 2012	Sep 30, 2013	Sep 30, 2012
Interest income:
Interest and fees on loans	$40,501	$37,499	$36,561	$115,629	$107,266
Interest and dividends on investment securities:
Taxable	8,332	8,398	8,897	25,347	29,104
Tax-exempt	2,826	2,077	733	6,330	2,087
Interest on cash equivalents	2	1	1	4	7
Total interest income	51,661	47,975	46,192	147,310	138,464

Interest expense:
Deposits	3,697	4,213	4,399	12,174	14,748
Short-term borrowings	491	473	564	1,384	1,756
Long-term borrowings	—	—	32	—	601
Junior subordinated debentures	1,446	1,444	1,466	4,333	4,402
Subordinated notes	—	763	2,535	1,627	7,581
Total interest expense	5,634	6,893	8,996	19,518	29,088

Net interest income	46,027	41,082	37,196	127,792	109,376
Provision for loan losses	300	700	900	1,300	8,350
Net interest income after provision for loan losses	45,727	40,382	36,296	126,492	101,026

Noninterest income:
Service charges	3,572	3,505	3,423	10,568	10,069
Mortgage banking revenue	25,148	38,533	40,676	95,711	81,220
Gain on sales of investment securities	61	6	—	68	3,976
Other derivative income	1,855	1,704	1,790	5,119	3,166
Other noninterest income	1,836	2,353	1,361	6,826	4,654
Total noninterest income	32,472	46,101	47,250	118,292	103,085

Noninterest expense:
Salaries and employee benefits	35,100	37,322	37,024	106,450	88,939
Occupancy of premises, furniture and equipment	3,703	3,519	3,246	10,527	8,958
Nonperforming asset expense	(836)	(1,198)	613	(1,475)	2,135
Early extinguishment of debt	—	5,380	3,670	5,380	7,658
FDIC assessment	1,963	1,759	1,766	5,746	4,965
Legal fees, net	2,001	1,117	1,020	3,976	2,633
Loan expense, net	2,195	2,895	1,862	7,461	4,405
Outside services	3,535	2,818	1,082	8,849	2,369
Other noninterest expense	6,881	6,659	5,616	19,654	14,391
Total noninterest expense	54,542	60,271	55,899	166,568	136,453

Income before income taxes	23,657	26,212	27,647	78,216	67,658
Income tax expense	9,488	10,595	10,898	31,173	27,215
Net income	14,169	15,617	16,749	47,043	40,443
Preferred dividends and discounts	(3,583)	(3,780)	(1,757)	(11,024)	(5,247)
Net income applicable to common stockholders	$10,586	$11,837	$14,992	$36,019	$35,196

Basic income per common share	$0.35	$0.39	$0.50	$1.19	$1.18
Diluted income per common share	0.34	0.39	0.49	1.17	1.15
Weighted-average common shares outstanding	28,936,361	28,687,406	28,430,871	28,741,025	28,220,962
Weighted-average diluted common shares outstanding	29,176,070	28,995,753	28,931,235	29,062,538	28,989,066

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2013			2012
	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Condensed Income Data:
Net interest income	$46,027	$41,082	$40,683	$40,510	$37,196
Provision for loan losses	300	700	300	1,200	900
Total noninterest income	32,472	46,101	39,719	51,962	47,250
Total noninterest expense	54,542	60,271	51,755	55,284	55,899
Income before income taxes	23,657	26,212	28,347	35,988	27,647
Income tax expense	9,488	10,595	11,090	14,530	10,898
Net income	14,169	15,617	17,257	21,458	16,749
Preferred dividends and discounts	(3,583)	(3,780)	(3,661)	(1,765)	(1,757)
Net income applicable to common stockholders	$10,586	$11,837	$13,596	$19,693	$14,992

Non-GAAP Measures of Performance: (1)
Revenue	$78,438	$87,177	$80,401	$90,984	$84,446
Pre-tax, pre-provision operating earnings	23,060	31,088	29,205	38,579	32,830

Per Share Data:
Basic income per common share	$0.35	$0.39	$0.45	$0.66	$0.50
Diluted income per common share	0.34	0.39	0.44	0.65	0.49
Tangible book value per common share	12.47	12.22	12.69	12.36	11.97
Weighted average common shares-basic	28,936,361	28,687,406	28,595,562	28,515,040	28,430,871
Weighted average common shares-diluted	29,176,070	28,995,753	28,961,395	28,895,719	28,931,235
Common shares outstanding-end of period	29,333,540	29,098,639	29,088,735	28,792,042	28,756,717

Performance Ratios (annualized):
Return on average assets	0.96%	1.09%	1.22%	1.59%	1.33%
Return on average common equity	11.69%	12.66%	14.82%	22.40%	17.62%
Efficiency ratio (2)	69.54%	69.14%	64.37%	60.76%	66.19%

Average Balance Sheet Data: (3)
Total assets	$5,893,140	$5,747,219	$5,642,192	$5,389,566	$5,026,706
Investments	1,491,554	1,472,316	1,360,213	1,213,422	1,230,953
Cash equivalents	541	237	555	985	304
Loans held for sale	626,043	634,327	691,134	663,759	424,508
Loans	3,442,999	3,254,918	3,177,615	3,090,019	2,997,346
Total interest-earning assets	5,561,137	5,361,798	5,229,517	4,968,185	4,653,111
Interest-bearing deposits	2,767,265	2,494,537	2,424,772	2,282,290	2,193,790
Borrowings	1,425,545	1,397,300	1,219,977	1,241,905	1,224,884
Total interest-bearing liabilities	4,192,810	3,891,837	3,644,749	3,524,195	3,418,674
Noninterest-bearing deposits	1,061,917	1,195,709	1,333,958	1,257,811	1,081,568
Total stockholders' equity	545,391	578,142	570,652	500,727	441,133

Tax Equivalent Net Interest Margin:
Net interest income as stated	$46,027	$41,082	$40,683	$40,510	$37,196
Add: Tax equivalent adjust. - investment (4)	1,522	1,119	769	545	395
Tax equivalent adjust. - loans (4)	27	29	29	30	30
Tax equivalent net interest income	$47,576	$42,230	$41,481	$41,085	$37,621
Net interest margin without tax adjust. (5)	3.29%	3.07%	3.14%	3.25%	3.19%
Net interest margin - tax equivalent (4) (5)	3.41%	3.16%	3.20%	3.30%	3.22%
Yield on earning assets without tax adjust. (5)	3.70%	3.59%	3.68%	3.83%	3.96%
Yield on earning assets - tax equivalent (4) (5)	3.81%	3.67%	3.74%	3.87%	3.99%
Yield on interest-bearing liabilities (5)	0.53%	0.71%	0.78%	0.81%	1.05%
Net interest spread without tax adjust. (5)	3.17%	2.88%	2.90%	3.02%	2.91%
Net interest spread - tax equivalent (4) (5)	3.28%	2.96%	2.96%	3.06%	2.95%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)
During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value. Prior period ratios have been adjusted to reflect this change.

SUMMARY OF KEY YEAR-TO-DATE FINANCIAL DATA
(dollars in thousands)
Unaudited

	For the Nine Months Ended September 30,
	2013	2012
Condensed Income Data:
Net interest income	$127,792	$109,376
Provision for loan losses	1,300	8,350
Total noninterest income	118,292	103,085
Total noninterest expense	166,568	136,453
Income before income taxes	78,216	67,658
Income tax expense	31,173	27,215
Net income	47,043	40,443
Preferred dividends and discounts	(11,024)	(5,247)
Net income applicable to common stockholders	$36,019	$35,196

Non-GAAP Measures of Performance: (1)
Revenue	$246,016	$208,610
Pre-tax, pre-provision operating earnings	83,353	81,950

Per Share Data:
Basic income per common share	$1.19	$1.18
Diluted income per common share	1.17	1.15
Tangible book value per common share	12.47	11.97
Weighted average common shares-basic	28,741,025	28,220,962
Weighted average common shares-diluted	29,062,538	28,989,066
Common shares outstanding-end of period	29,333,540	28,727,580

Performance Ratios (Annualized):
Return on average assets	1.09%	1.11%
Return on average common equity	13.06%	14.66%
Efficiency ratio (2)	67.71%	65.41%

Average Balance Sheet Data: (3)
Total assets	$5,761,770	$4,852,152
Investments	1,441,842	1,268,040
Cash equivalents	444	657
Loans held for sale	650,263	313,827
Loans	3,292,817	2,960,691
Total interest-earning assets	5,385,366	4,543,215
Interest-bearing deposits	2,563,447	2,246,633
Borrowings	1,348,360	1,196,942
Total interest-bearing liabilities	3,911,807	3,443,575
Noninterest-bearing deposits	1,196,198	910,131
Total stockholders' equity	564,636	421,722

Tax Equivalent Net Interest Margin:
Net interest income as stated	$127,792	$109,376
Add: Tax equivalent adjust. - investment (4)	3,409	1,124
Tax equivalent adjust. - loans (4)	85	94
Tax equivalent net interest income	$131,286	$110,594
Net interest margin without tax adjust. (5)	3.17%	3.21%
Net interest margin - tax equivalent (4) (5)	3.26%	3.25%
Yield on earning assets without tax adjust. (5)	3.65%	4.07%
Yield on earning assets - tax equivalent (4) (5)	3.74%	4.10%
Yield on interest-bearing liabilities (5)	0.67%	1.13%
Net interest spread - without tax adjust. (5)	2.98%	2.94%
Net interest spread - tax equivalent (4) (5)	3.07%	2.97%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

(5)
During the second quarter 2013, the Company revised its methodology for calculating these metrics to exclude the valuation adjustment on mortgages held at fair value. Prior period ratios have been adjusted to reflect this change.

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
Condensed Balance Sheet Data:
Investment securities	$1,420,906	$1,434,326	$1,429,971	$1,267,757	$1,212,139
Loans held for sale	498,276	693,937	668,937	938,379	422,621
Loans	3,628,658	3,302,548	3,222,794	3,168,303	3,085,693
Allowance for loan losses	85,013	83,576	82,150	82,191	79,667
Total assets	6,014,694	5,901,370	5,770,432	5,802,410	5,136,975
Total deposits	3,697,196	3,692,426	3,794,394	3,528,342	3,558,682
Total borrowings	1,652,258	1,515,462	1,256,653	1,582,992	1,010,315
Total stockholders' equity	544,719	560,274	573,332	559,603	447,574

Asset Quality Ratios:
Nonperforming loans	$86,045	$69,539	$71,404	$59,537	$62,096
Nonperforming assets	100,434	89,333	98,622	83,796	90,955
Allowance for loan losses to total loans (excluding loans held for sale)	2.34%	2.53%	2.55%	2.59%	2.58%
Allowance for loan losses to nonperforming loans	98.80%	120.19%	115.05%	138.05%	128.30%
Nonperforming assets to total loans plus repossessed property (1)	2.76%	2.69%	3.03%	2.62%	2.92%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	14.15%	15.22%	16.50%	16.27%	14.41%
Tier I Capital (to Risk Weighted Assets)	12.89%	13.96%	14.45%	14.21%	12.29%
Leverage (to average assets)	10.30%	10.87%	10.91%	11.14%	9.43%
Total Capital	$663,917	$679,379	$701,381	$685,998	$553,977
Tier I Capital	604,920	623,221	614,382	599,504	472,221

(1) During the fourth quarter of 2012, the Company revised its methodology for calculating this metric to exclude loans held for sale from total loans. Prior period ratios have been adjusted to reflect this change.

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	September 30, 2013		June 30, 2013		December 31, 2012
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,902,572	52.3%	$1,707,502	51.6%	$1,590,587	50.1%
Commercial real estate secured	1,113,533	30.6	1,036,303	31.3	965,978	30.4
Residential construction and land	49,796	1.3	42,606	1.3	45,903	1.5
Commercial construction and land	115,698	3.2	119,839	3.6	103,715	3.3
Lease receivables	108,808	3.0	93,999	2.8	50,803	1.6
Total commercial loans	3,290,407	90.4	3,000,249	90.6	2,756,986	86.9
Consumer	348,362	9.6	311,115	9.4	416,635	13.1
Gross loans	3,638,769	100.0%	3,311,364	100.0%	3,173,621	100.0%
Less: Unearned discount	(10,111)		(8,816)		(5,318)
Total loans	3,628,658		3,302,548		3,168,303
Less: Loan loss allowance	(85,013)		(83,576)		(82,191)
Net loans	$3,543,645		$3,218,972		$3,086,112

Loans Held for Sale	$498,276		$693,937		$938,379

The following table provides details of the Company's commercial real estate portfolio:

	September 30, 2013		June 30, 2013		December 31, 2012
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$104,595	9.4%	$105,305	10.2%	$109,266	11.3%
Office/mixed use property	121,683	10.9	110,174	10.6	113,216	11.7
Commercial properties	102,683	9.2	99,855	9.6	111,852	11.6
Specialized – other	99,409	8.9	73,133	7.1	69,827	7.2
Other commercial properties	20,739	1.9	24,806	2.4	28,870	3.0
Farmland	2,285	0.3	2,314	0.2	—	—
Subtotal commercial non-owner occupied	451,394	40.6	415,587	40.1	433,031	44.8
Commercial owner-occupied	537,208	48.2	498,057	48.1	425,723	44.1
Multi-family properties	124,931	11.2	122,659	11.8	107,224	11.1
Total commercial real estate secured	$1,113,533	100.0%	$1,036,303	100.0%	$965,978	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	September 30, 2013	June 30, 2013	December 31, 2012
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	$19,893	$16,577	$16,705
Commercial real estate secured	34,584	20,900	14,530
Residential construction and land	—	—	4,495
Commercial construction and land	25,746	26,272	15,220
Consumer	5,822	5,790	8,587
Total nonaccrual loans	86,045	69,539	59,537
Total nonperforming loans	86,045	69,539	59,537
Other real estate owned and repossessed assets	14,389	19,794	24,259
Total nonperforming assets	$100,434	$89,333	$83,796

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$47,919	$43,938	$58,025
Substandard	23,547	26,514	22,608
Nonaccrual	80,223	63,749	50,950
Total commercial criticized and classified loans	$151,689	$134,201	$131,583
Loans contractually past due 30 – 89 days and still accruing	$5,658	$4,522	$6,111
Performing restructured loans	20,031	21,928	17,456
Recorded balance of impaired loans	100,464	86,700	70,343
Allowance for loan losses related to impaired loans	16,169	16,330	12,057

Allowance for Loan Losses Summary:
Allowance at beginning of period	$83,576	$82,150	$79,667
(Charge-offs), net of recoveries:
Commercial and commercial real estate	1,291	870	1,793
Real estate – construction and land	—	48	125
Consumer	(154)	(192)	(594)
Total net (charge-offs) recoveries	1,137	726	1,324
Provision for loan losses	300	700	1,200
Allowance at end of period	$85,013	$83,576	$82,191

Key Credit Ratios:
Nonperforming loans to total loans (2)	2.37%	2.11%	1.88%
Nonperforming assets to total loans plus repossessed property (2)	2.76%	2.69%	2.62%
Nonperforming assets to total assets	1.67%	1.51%	1.44%
Annualized net charge-offs (recoveries) to average total loans (2)	(0.13)%	(0.09)%	(0.17)%
Allowance to total loans at end of period (excluding loans held for sale)	2.34%	2.53%	2.59%
Allowance to nonperforming loans	98.80%	120.19%	138.05%
30 – 89 days past due to total loans (2)	0.16%	0.14%	0.19%

(1)	Commercial criticized and classified loans excludes consumer loans.

(2)	During the fourth quarter 2012, the Company revised its methodology for calculating these metrics to exclude loans held for sale from total loans.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of September 30, 2013
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$—	$—	$19,893	$1,882,679	$1,902,572	52%	$38,092

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	15,854	88,741	104,595	3%	4,428
Office/mixed use property	—	—	1,177	120,506	121,683	3%	2,166
Commercial properties	—	—	408	102,275	102,683	3%	2,113
Specialized – other	—	—	4,541	94,868	99,409	3%	1,489
Other commercial properties	—	—	—	20,739	20,739	1%	326
Farmland	—	—	—	2,285	2,285	—%	36
Subtotal commercial non-owner occupied	—	—	21,980	429,414	451,394	13%	10,558
Commercial owner-occupied	290	—	12,355	524,563	537,208	15%	8,918
Multi-family properties	156	—	249	124,526	124,931	3%	2,195
Total commercial real estate secured	446	—	34,584	1,078,503	1,113,533	31%	21,671

Residential construction and land:
Residential construction	—	—	—	33,680	33,680	1%	4,366
Land	—	—	—	16,116	16,116	—%	2,088
Total residential construction and land	—	—	—	49,796	49,796	1%	6,454

Commercial construction and land	—	—	25,746	89,952	115,698	3%	10,251

Lease receivables, net of unearned discount	—	—	—	98,697	98,697	3%	592
Total commercial loans	446	—	80,223	3,199,627	3,280,296	90%	77,060

Consumer loans	5,212	—	5,822	337,328	348,362	10%	7,953
Total loans	$5,658	$—	$86,045	$3,536,955	$3,628,658	100%	$85,013

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,061,917	27.7%	$1,195,709	32.4%	$1,081,568	33.0%

Interest-bearing deposits:
Commercial interest checking	315,722	8.2	159,627	4.3	—	—
NOW accounts	597,461	15.6	674,375	18.3	376,980	11.5
Savings deposits	41,236	1.1	40,920	1.1	39,690	1.2
Money market accounts	783,974	20.5	768,425	20.8	700,357	21.4
Brokered money market deposits	—	—	—	—	32,365	1.0
Certificates of deposit	546,152	14.3	550,454	14.9	560,962	17.1
Brokered certificates of deposit	220,323	5.8	162,299	4.4	255,219	7.8
CDARS time deposits	224,083	5.9	127,802	3.5	206,674	6.3
Public time deposits	38,315	0.9	10,635	0.3	21,543	0.7
Total interest-bearing deposits	2,767,266	72.3	2,494,537	67.6	2,193,790	67.0
Total deposits	$3,829,183	100.0%	$3,690,246	100.0%	$3,275,358	100.0%

The following table sets forth the period end balances of total deposits as of each of the dates indicated below.

	September 30, 2013	June 30, 2013	December 31, 2012
Noninterest-bearing deposits	$1,010,789	$1,138,839	$1,179,724

Interest-bearing deposits:
Commercial interest checking	305,111	336,903	—
NOW accounts	632,105	537,103	573,133
Savings accounts	40,166	41,576	39,915
Money market accounts	761,590	771,382	744,791
Brokered money market deposits	—	—	27,840
Certificates of deposit	522,433	557,656	561,998
Brokered certificates of deposit	235,405	160,408	199,604
CDARS time deposits	135,013	132,552	186,187
Public time deposits	54,584	16,007	15,150
Total interest-bearing deposits	2,686,407	2,553,587	2,348,618
Total deposits	$3,697,196	$3,692,426	$3,528,342

SUMMARY OF QUARTERLY SEGMENT FINANCIAL DATA (unaudited)
(dollars in thousands)

	For the Three Months Ended
	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
BANKING:
Net interest income	$40,780	$37,175	$36,181	$36,696	$36,530
Provision for loan losses	233	946	292	1,200	805
Total noninterest income	7,284	7,528	7,647	7,518	6,527
Total noninterest expense	23,473	25,770	25,468	25,817	26,389
Income before income taxes	24,358	17,987	18,068	17,197	15,863
Income tax expense	9,621	7,105	7,136	6,793	6,266
Net income	$14,737	$10,882	$10,932	$10,404	$9,597

	For the Three Months Ended
	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
MORTGAGE BANKING:
Net interest income	$6,499	$5,742	$6,414	$5,902	$4,575
Provision for loan losses	67	(246)	8	—	95
Noninterest income:
Loan origination income	17,249	29,355	26,430	38,906	39,640
Net servicing income	7,896	9,176	5,600	5,495	1,040
Total noninterest income	25,145	38,531	32,030	44,401	40,680
Total noninterest expense	29,063	29,086	26,287	29,466	25,840
Income before income taxes	2,514	15,433	12,149	20,837	19,320
Income tax expense (benefit)	(19)	4,928	3,375	7,540	7,060
Net income	$2,533	$10,505	$8,774	$13,297	$12,260

Origination Volume	$1,596,431	$1,874,248	$1,907,642	$1,947,356	$1,384,726
Refinance %	37%	62%	77%	77%	69%
Purchase %	63%	38%	23%	23%	31%

	Period End Balances
	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012
Mortgage servicing book	$16,431,269	$12,740,176	$10,506,034	$8,533,785	$6,237,912
Mortgage servicing rights	184,237	145,729	106,576	78,917	53,218

The Company has identified two operating segments for purposes of financial reporting: Banking and Mortgage Banking. The Banking operating segment includes commercial banking, asset-based lending, equipment finance, retail banking and all other functions that support those units. The Mortgage Banking operating segment originates mortgage loans for sale to investors and for the Company's portfolio through its retail and broker channels. This segment also services mortgage loans for various investors and for loans owned by the Company. Segment results are presented based on our management accounting practices. The information presented in our segment reporting is based on internal allocations, which involve management judgment and is subject to periodic adjustments and enhancements. In addition, the Company utilizes an Other category that includes certain parent company activities and residual income tax expense or benefit.

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following, as of the dates indicated, reconciles the income before income taxes to pre-tax, pre-provision operating earnings.

	For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Income before income taxes	$23,657	$26,212	$28,347	$35,988	$27,647
Add back (subtract):
Credit costs:
Provision for loan losses	300	700	300	1,200	900
Nonperforming asset expense	(836)	(1,198)	559	2,816	613
Credit costs subtotal	(536)	(498)	859	4,016	1,513
Other:
Gain on sales of investment securities	(61)	(6)	(1)	(1,488)	—
Early extinguishment of debt	—	5,380	—	63	3,670
Other subtotal	(61)	5,374	(1)	(1,425)	3,670
Pre-tax, pre-provision operating earnings	$23,060	$31,088	$29,205	$38,579	$32,830

The following, as of the dates indicated, details the components of revenue.

	For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
Net interest income	$46,027	$41,082	$40,683	$40,510	$37,196
Noninterest income	32,472	46,101	39,719	51,962	47,250
Add back (subtract):
Gain on sales of investment securities	(61)	(6)	(1)	(1,488)	—
Revenue	$78,438	$87,177	$80,401	$90,984	$84,446

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities and early extinguishment of debt are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.